Offer by

Each of

Eaton Vance Limited Duration Income Fund (NYSE: EVV)

To Purchase for Cash

Up to 19% of Its Outstanding Auction Preferred Shares

(Designated Auction Preferred Shares, Series A, Series B, Series C

Series D and Series E);

Eaton Vance Senior Floating-Rate Trust (NYSE: EFR)

To Purchase for Cash

Up to 21% of Its Outstanding Auction Preferred Shares

(Designated Auction Preferred Shares, Series A, Series B, Series C

and Series D);

and

Eaton Vance Senior Income Trust (NYSE: EVF)

To Purchase for Cash

Up to 39% of Its Outstanding Auction Preferred Shares

(Designated Auction Preferred Shares, Series A and Series B)

(each a “Fund”, collectively the “Funds”)

at 92% of the liquidation preference of $25,000 per share (or $23,000),

plus any unpaid dividends accrued through the tender payment date

EACH FUND’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON September 14, 2018, UNLESS THE OFFER IS EXTENDED.

EATON VANCE SENIOR FLOATING-RATE TRUST’S OFFER (AS DEFINED HEREIN) IS CONDITIONED UPON AN INCREASE TO THE FUND’S EXISTING CREDIT FACILITY WITH STATE STREET BANK AND TRUST COMPANY, AND CERTAIN OTHER CONDITIONS. EATON VANCE SENIOR INCOME TRUST’S OFFER (AS DEFINED HEREIN) IS CONDITIONED UPON AN INCREASE TO THE FUND’S EXISTING CREDIT FACILITY WITH CITIBANK, N.A., AND CERTAIN OTHER CONDITIONS. EATON VANCE LIMITED DURATION INCOME FUND’S OFFER (AS DEFINED HEREIN) IS ALSO SUBJECT TO CERTAIN CONDITIONS. SEE “INTRODUCTION” AND “THE OFFERS – CONDITIONS TO THE OFFER”.

NO RECOMMENDATION TO ANY HOLDER OF AUCTION PREFERRED SHARES (“PREFERRED SHAREHOLDER”) IS BEING MADE BY A FUND, ITS BOARD OF TRUSTEES (EACH A “BOARD”) OR EATON VANCE MANAGEMENT, EACH FUND’S INVESTMENT ADVISER (“ADVISER”), AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING AUCTION PREFERRED SHARES IN AN OFFER. EACH PREFERRED SHAREHOLDER IS URGED TO READ THE OFFER DOCUMENTS (AS DEFINED HEREIN) CAREFULLY IN EVALUATING AN OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH AN OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY A FUND OR ITS BOARD.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Important Preferred Shareholder Information

If you wish to tender all or any part of your Auction Preferred Shares, you should either (i) deliver such Auction Preferred Shares pursuant to the procedures for book-entry transfers set forth in the section “The Offers – Procedure for Tendering Preferred Shares – Book-Entry Shares” prior to the expiration date of the applicable Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) to effect the transaction for you. If you have Auction Preferred Shares registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Auction Preferred Shares. Nominee Holders are required to submit one tender per holder of Preferred Shares and not combine your tender with any tender submitted by the Nominee Holder on behalf of other Preferred Shareholders.

If you desire to tender your Auction Preferred Shares and your Auction Preferred Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Auction Preferred Shares by following the procedures for guaranteed delivery set forth in the section “The Offers – Procedure for Tendering Preferred Shares – Guaranteed Shares”.

To tender your Auction Preferred Shares, you must follow the procedures described in the Offer Documents enclosed herewith. Each Fund reserves the absolute right to reject any tender determined not to be in appropriate form or fully in compliance with these procedures.

A summary of the principal terms of the Offers appears on pages 1-6 hereof.

If you have questions about an Offer, you can contact AST Fund Solutions LLC (“Information Agent”), the Information Agent for the Offers, at its address or telephone number set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent, or your broker or other Nominee Holder.

IF YOU DO NOT WISH TO TENDER YOUR AUCTION PREFERRED SHARES, YOU NEED NOT TAKE ANY ACTION.

THE OFFER TO PURCHASE WITH RESPECT TO EACH FUND AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

August 16, 2018

Summary Term Sheet

This summary term sheet is a brief description of the material provisions of the offer made by each of the following Funds (each a “Fund” and together, the “Funds”) with respect to its outstanding preferred shares of beneficial interest, par value $0.01 per share and liquidation preference of $25,000 per share, designated as Auction Preferred Shares in the Series noted below (the “Preferred Shares”):

•	Eaton Vance Limited Duration Income Fund (“Limited Duration Income Fund”) to purchase for cash up to 19% of its Preferred Shares Designated Series A, Series B, Series C, Series D and Series E;
•	Eaton Vance Senior Floating-Rate Trust (“Senior Floating-Rate Trust”) to purchase for cash up to 21% of its Preferred Shares Designated Series A, Series B, Series C and Series D; and
•	Eaton Vance Senior Income Trust (“Senior Income Trust”) to purchase for cash up to 39% of its Preferred Shares Designated Series A and Series B.

The above described offers constitute the “Offer” with respect to each Fund and are together referred to herein as the “Offers”. The Offers are being made upon the terms and subject to the conditions set forth in this Offer to Purchase with respect to each Fund and related Letter of Transmittal, (which together, with respect to a Fund, as amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”).

The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 92% of the liquidation preference per share (or $23,000 per share), plus any unpaid dividends accrued prior to the date on which a Fund makes payment for tendered Preferred Shares (the “Tender Payment Date”). Each Fund’s Offer is conditioned upon certain conditions described herein, including in the case of Senior Floating-Rate Trust’s Offer an increase to such Fund’s existing credit facility with State Street Bank and Trust Company (“State Street”) and, in the case of Senior Income Trust’s Offer an increase to such Fund’s existing credit facility with Citibank, N.A. (“Citibank”). Each Fund is a Massachusetts business trust.

The following are some of the questions you, as a Preferred Shareholder of a Fund, may have, and answers to those questions. You should carefully read the Offer Documents in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer Documents.

How Many Preferred Shares Is Each Fund Offering To Purchase?

Limited Duration Income Fund is offering to purchase up to 19% of its outstanding Preferred Shares, Senior Floating-Rate Trust is offering to purchase up to 21% of its outstanding Preferred Shares and Senior Income Trust is offering to purchase up to 39% of its outstanding Preferred Shares, each as set forth in the table below. If Preferred Shares are properly tendered and not withdrawn prior to the date and time a Fund’s Offer expires, the Fund will, upon the terms and subject to the conditions of its Offer, purchase outstanding Preferred Shares tendered up to 19% for Limited Duration Income Fund, 21% for Senior Floating-Rate Trust and up to 39% for Senior Income Trust. See “The Offers – Terms of the Offers; Expiration Date”. Set forth below are each Fund’s Preferred Shares outstanding as of July 31, 2018.

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Fund	Series	Cusip	Outstanding Preferred Shares
Limited Duration Income Fund	A	27828H204	2,133
Limited Duration Income Fund	B	27828H303	2,133
Limited Duration Income Fund	C	27828H402	2,133
Limited Duration Income Fund	D	27828H501	2,133
Limited Duration Income Fund	E	27828H600	2,133
Senior Floating-Rate Trust	A	27828Q204	959
Senior Floating-Rate Trust	B	27828Q303	959
Senior Floating-Rate Trust	C	27828Q402	959
Senior Floating-Rate Trust	D	27828Q501	959
Senior Income Trust	A	27826S202	1,232
Senior Income Trust	B	27826S301	1,232

What If, In The Aggregate, The Amount of Preferred Shares Tendered To A Fund (And Not Timely Withdrawn) Exceeds The Amount The Fund Has Offered To Purchase?

If the amount of Preferred Shares tendered to a Fund exceeds the amount of Preferred Shares the Fund has offered to purchase, the Fund will purchase duly tendered (and not withdrawn) Preferred Shares from tendering shareholders subject to the terms and conditions of the Offer and with pro rata adjustments as described below. For instance, if every Preferred Share of each Fund is duly tendered, then Limited Duration Income Fund would accept 19% of the tendered Preferred Shares, Senior Floating-Rate Trust would accept 21% of the tendered Preferred Shares and Senior Income Trust would accept 39% of the tendered Preferred Shares.

In applying the pro ration, the Fund expects to accept one Preferred Share from each tendering Preferred Shareholder and accept any additional Preferred Shares from such Shareholder on a pro rata basis thereafter. In the event the pro ration results in a fractional amount of Preferred Shares tendered by one or more shareholders, the Fund reserves the right, and expects, to round the number of Preferred Shares tendered by the shareholder to be purchased by the Fund to the closest full Preferred Share. The Offers do not have any special pro ration provision for odd-lot tenders, which means that all odd-lot tenders (tenders of fewer than 100 Preferred Shares) will be subject to pro ration, as described above. See “The Offers – Terms of the Offers; Expiration Date”.

How Much Is Each Fund Offering To Pay For My Preferred Shares And What Is The Form Of Payment? Will I Have To Pay Any Fees Or Commissions?

The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 92% of the liquidation preference of $25,000 per share (or $23,000 per share), plus any unpaid dividends accrued prior to the Tender Payment Date. Prior to the Tender Payment Date, distributions will be paid on the regularly scheduled distribution payment dates for the Preferred Shares. See “The Offers – Terms of the Offers; Expiration Date”, and “The Offers – Acceptance for Payment and Payment”.

If you tender your Preferred Shares to a Fund in an Offer, you will not have to pay the Fund brokerage fees, commissions or similar expenses. If you own Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other

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Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. Nominee Holders are required to submit one tender per holder of Preferred Shares and not combine your tender with any tender submitted by the Nominee Holder on behalf of other Preferred Shareholders.

How Long Do I Have To Decide Whether To Tender In An Offer?

Each Fund’s Offer will expire at 5:00 p.m., Eastern time, on September 14, 2018, unless the Offer is extended. If you hold your Preferred Shares directly, you have until that time to decide whether to tender your Preferred Shares in the Offer. Further, if you cannot deliver everything required to make a valid tender to American Stock Transfer & Trust Company LLC, the depositary for the Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offers – Procedure for Tendering Preferred Shares – Guaranteed Delivery”.

If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to decide whether to tender your Preferred Shares in an Offer in advance of 5:00 p.m., Eastern time, on September 14, 2018 in order to allow such Nominee Holder time to tender your Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Preferred Shares and provide to such Nominee Holder any other required materials.

Does Each Fund Have The Financial Resources To Make Payment?

Assuming Limited Duration Income Fund purchases 19% of its outstanding Preferred Shares, Senior Floating-Rate Trust purchases 21% of its outstanding Preferred Shares and Senior Income Trust purchases 39% of its outstanding Preferred Shares at 92% of the liquidation preference of $25,000 per share (or $23,000 per share), the total cost, not including fees and expenses incurred in connection with each Offer, will be the amount set forth in the table below, plus any unpaid dividends accrued prior to the Tender Payment Date. Each Fund intends to borrow additional amounts under its credit facility and/or use cash on hand to pay the purchase price for Preferred Shares tendered and accepted for payment. See “The Offers – Source and Amount of Funds”.

Fund	Approximate Total Cost
Limited Duration Income Fund	$46,000,000
Senior Floating-Rate Trust	$18,400,000
Senior Income Trust	$22,080,000

How Do I Tender My Preferred Shares In An Offer?

To tender Preferred Shares in an Offer, you must deliver the Preferred Shares to the Depositary not later than the Expiration Date (as defined below) or the guaranteed delivery procedure must be complied with. If your Preferred Shares are held in street name by your broker or other Nominee Holder, such nominee can tender your Preferred Shares through the Depository in accordance with your instruction. See “The Offers – Procedure for Tendering Preferred Shares”.

When And How Will I Be Paid For My Tendered Preferred Shares In An Offer?

Each Fund will pay for validly tendered (and not withdrawn) Preferred Shares promptly after the Expiration Date (as defined below) for the Offer. Each Fund, however, does reserve the right, in its sole discretion, to delay payment for Preferred Shares pending receipt of any regulatory or governmental approvals of its Offer as described under the caption “The Offers – Plans or Proposals of the Funds; Regulatory Approvals”. Each Fund will pay for your validly tendered and not withdrawn Preferred

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Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you. In all cases, payment for tendered Preferred Shares by a Fund will be made only after timely receipt by the Depositary of the Preferred Shares, confirmation of a book-entry transfer of such Preferred Shares, any other required documents, and subject to the satisfaction or waiver of all conditions to its Offer (as noted above) (as described in “The Offers – Procedure for Tendering Preferred Shares” and “The Offers – Conditions to the Offers”).

With respect to each Fund’s Offer, “Expiration Date” means 5:00 p.m., Eastern time, on September 14, 2018, unless the applicable Fund extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

Until What Time Can I Withdraw Tendered Preferred Shares In An Offer?

You can withdraw tendered Preferred Shares at any time until the Expiration Date and, if a Fund has not agreed to accept your Preferred Shares for payment by September 14, 2018, you can withdraw them at any time after such date until the Fund accepts the tendered Preferred Shares for payment. After the Expiration Date, you will have no right to withdraw your Preferred Shares tendered to a Fund even if the Fund is delayed in accepting for payment or paying for Preferred Shares for any reason, including because the conditions to the Offer have not been met. See “The Offers – Withdrawal Rights”.

If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.

How Do I Withdraw Tendered Preferred Shares In An Offer?

If you are the registered holder of your Preferred Shares, to withdraw tendered Preferred Shares you must deliver a written notice of withdrawal (a form of which can be provided upon request from AST Fund Solutions LLC, the information agent for the Offers (the “Information Agent”)) with the required information to the Depositary, while you have the right to withdraw the Preferred Shares. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Shares.

Withdrawals of tenders of Preferred Shares may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Preferred Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in the section “The Offers – Procedure for Tendering Preferred Shares” of this Offer to Purchase. See “The Offers – Withdrawal Rights”.

Will I Have To Pay Taxes If A Fund Purchases My Preferred Shares In An Offer?

Generally, your sale of Preferred Shares pursuant to an Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, the sale of your Preferred Shares for cash will be treated either as (1) a sale or exchange of the Preferred Shares, or (2) a distribution with respect to the Preferred Shares that is potentially taxable as a dividend. See “The Offers – Certain Federal Income Tax Consequences”.

You are urged to consult with your own tax advisor to determine the tax consequences of participating in an Offer.

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What Is The Purpose Of Each Offer?

The purpose of the Offer is to provide a benefit to the Fund and its holders of Common Shares and, in doing so, the Offer will provide liquidity for Preferred Shareholders. Each Fund uses leverage to seek to enhance the distributions and investment return available over time to its holders of Common Shares by seeking to earn a rate of portfolio return (which includes the return related to investments made with proceeds from leverage) that exceeds the leverage costs. Consistent with patterns in the broader market for auction rate securities, beginning in mid-February 2008, each auction of a Fund’s Preferred Shares has not attracted sufficient clearing bids for there to be a successful auction and the Fund believes that such auctions are unlikely to re-start in the near future, if at all. A failed auction is not a default on, or loss of capital of, the Preferred Shares, and in the case of a failed auction, a Fund continues to pay dividends, but at the maximum rate specified in its By-Laws rather than at a market clearing rate. However, as a result of the failed auctions, holders of the Preferred Shares who desire to sell their Preferred Shares have been unable to do so in the auction process. Each Fund also believes that no well-established secondary market for auction rate securities exists today.

In light of the continued auction failures and the general market conditions for auction preferred securities, the Adviser evaluated other leverage options that it believes would be in the best interests of its holders of Common Shares and the Fund as a whole. Such options would and provide liquidity for the holders of the Preferred Shares of each Fund. In June 2018, the Board of each Fund approved a proposal presented by the Adviser to conduct the Offer for each Fund’s Preferred Shares at a price reflecting a discount to their liquidation preference and amend the credit facility for each of Senior Floating-Rate Trust and Senior Income Trust to increase the amount available to be borrowed thereunder. The Adviser intends for each Fund to finance the repurchase of Preferred Shares with additional borrowings under its credit facility and/or use cash on hand. See “The Offers – Purpose of the Offers”.

Please bear in mind that no recommendation has been made by any Fund, its Board or the Adviser as to whether you should tender your Preferred Shares.

You are urged to consult your own investment and tax advisor and make your own decision whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

Are There Any Conditions To Each Offer?

Senior Floating-Rate Trust and Senior Income Trust’s Offers are conditioned upon the execution of an amendment to the Fund’s existing credit facility to increase the amount available to be borrowed thereunder, and each Fund’s Offer is subject to certain other conditions as described in “The Offers – Conditions to the Offers”.

Will A Fund Reduce Its Leverage If The Full Amount Of Preferred Shares Is Tendered?

Based on each Fund’s net asset value as of July 31, 2018, and the corresponding asset coverage ratio for its leverage, each Fund intends to maintain its leverage consistent with historical levels after its Offer concludes, even if the full amount of the Preferred Shares subject to the Offer is tendered.

If I Decide Not To Tender My Preferred Shares In An Offer, How Will The Offer Affect My Preferred Shares?

If you decide not to tender your Preferred Shares, you will still own the same number of Preferred Shares, and the terms of the Preferred Shares will remain the same. The Preferred Shares are not listed on any securities exchange and there is no established trading market for the Preferred Shares other than the auctions. The auctions for any outstanding Preferred Shares after the Offers will continue. Since the first quarter of 2008, auctions for the Preferred Shares have failed. Holders desiring to sell

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their Preferred Shares in the future may be unable to do so if auctions continue to fail. Each Fund does not currently anticipate conducting a future tender offer. Further, each Fund cannot assure you that you will be able to sell your Preferred Shares in the future; you therefore may be forced to hold the Preferred Shares indefinitely or you may have to sell your Preferred Shares at a significant discount to their liquidation preference of $25,000 per share in the future. See “The Offers – Certain Effects of the Offers”.

Can An Offer Be Extended And Under What Circumstances?

An Offer may be extended to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer. See “The Offers – Extension of Tender Period; Termination; Amendment”.

How Will I Be Notified If An Offer Is Extended?

If a Fund decides to extend its Offer, the Fund will inform the Depositary and the Information Agent of that decision and will make a public announcement of the extension, not later than 9:30 a.m., Eastern time, on the business day after the day on which the applicable Offer was scheduled to expire. See “The Offers – Extension of Tender Period; Termination; Amendment”.

Who Can I Talk To If I Have Questions About An Offer?

If you own Preferred Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. You can also call the Information Agent toll free at (866) 207-2356.

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To the Holders of Preferred Shares:

Introduction

Each Fund hereby offers to purchase for cash its outstanding preferred shares of beneficial interest, par value $0.01 per share and liquidation preference of $25,000 per share, designated as Auction Preferred Shares in the Series noted below (the “Preferred Shares”) as follows:

•	Eaton Vance Limited Duration Income Fund (“Limited Duration Income Fund”) to purchase for cash up to 19% of its Preferred Shares Designated Series A, Series B, Series C, Series D and Series E;
•	Eaton Vance Senior Floating-Rate Trust (“Senior Floating-Rate Trust”) to purchase for cash up to 21% of its Preferred Shares Designated Series A, Series B, Series C and Series D; and
•	Eaton Vance Senior Income Trust (“Senior Income Trust”) to purchase for cash up to 39% of its Preferred Shares Designated Series A and Series B.

The above described offers constitute the “Offer” with respect to each Fund and are together referred to herein as the “Offers”. Each Offer is upon the terms and subject to the conditions set forth in this Offer to Purchase with respect to each Fund and related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, with respect to a Fund, constitute the “Offer Documents”). The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 92% of the liquidation preference of $25,000 per share (or $23,000 per share), plus any unpaid dividends accrued prior to the Tender Payment Date (as defined herein) (the “Per Share Amount”). Each Fund is a Massachusetts business trust.

Each Fund is making its Offer to all holders of its Preferred Shares (with respect to each Fund, “Preferred Shareholders”), and is not conditioned on any minimum number of Preferred Shares being tendered. Each Fund’s Offer is subject to certain conditions described under “The Offers – Conditions to the Offers”, including in the case of Senior Floating-Rate Trust and Senior Income Trust an increase to such Fund’s existing credit facility. After the Expiration Date (as defined below), you will have no right to withdraw your Preferred Shares tendered to a Fund even if the Fund is delayed in accepting for payment or paying for Preferred Shares for any reason, including because the conditions to the Offer have not been met.

No recommendation to any Preferred Shareholder is made by a Fund, its Board of Trustees (each a “Board”) or Eaton Vance Management, investment adviser to each Fund (“Adviser”), as to whether to tender or refrain from tendering Preferred Shares in an Offer. Each Preferred Shareholder is urged to read the Offer Documents carefully in evaluating an Offer. No person has been authorized to give any information or to make any representations in connection with an Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by a Fund or Board.

You will not be obligated to pay brokerage fees, commissions or, except as set forth in “The Offers – Terms of the Offers; Expiration Date”, stock transfer taxes on the sale of Preferred Shares pursuant to an Offer. However, if you own Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. Each Fund will pay all charges and expenses of American Stock Transfer & Trust Company LLC, the depositary (the “Depositary”) and AST Fund Solutions LLC, the information agent for its Offer (the

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“Information Agent”), incurred in connection with its Offer. See “The Offers – Fees and Expenses.” The receipt of cash by Preferred Shareholders for Preferred Shares purchased by the Fund pursuant to an Offer generally will be a taxable transaction for federal income tax purposes. In addition, if you fail to complete, sign and return to the Depositary the Substitute IRS Form W-9 that is included with the Letter of Transmittal (or, in the case of certain non-U.S. Preferred Shareholders, an IRS Form W-8), you may be subject to backup withholding on the gross proceeds payable to you pursuant to an Offer, and certain non-U.S. Preferred Shareholders may be subject to income tax withholding. See “The Offers – Certain Federal Income Tax Consequences”.

THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO AN OFFER.

If you do not wish to tender your Preferred Shares, you need not take any action.

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The OfferS

1.	Terms of the Offers; Expiration Date

Upon the terms and subject to the conditions set forth in its Offer, Limited Duration Income Fund will accept for payment and pay cash for up to 19% of its outstanding Preferred Shares, Senior Floating-Rate Trust will accept for payment and pay cash for up to 21% of its outstanding Preferred Shares and Senior Income Trust will accept for payment and pay cash for up to 39% of its outstanding Preferred Shares, validly tendered and not withdrawn prior to the Expiration Date (as defined below). Set forth below are each Fund’s Preferred Shares outstanding as of July 31, 2018.

Fund	Series	Cusip	Outstanding Preferred Shares
Limited Duration Income Fund	A	27828H204	2,133
Limited Duration Income Fund	B	27828H303	2,133
Limited Duration Income Fund	C	27828H402	2,133
Limited Duration Income Fund	D	27828H501	2,133
Limited Duration Income Fund	E	27828H600	2,133
Senior Floating-Rate Trust	A	27828Q204	959
Senior Floating-Rate Trust	B	27828Q303	959
Senior Floating-Rate Trust	C	27828Q402	959
Senior Floating-Rate Trust	D	27828Q501	959
Senior Income Trust	A	27826S202	1,232
Senior Income Trust	B	27826S301	1,232

Each Fund reserves the right to extend its Offer to a later Expiration Date. The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 92% of the liquidation preference of $25,000 per share (or $23,000 per share), plus any unpaid dividends accrued prior to the date on which a Fund makes payment for tendered Preferred Shares (the “Tender Payment Date”). If the number of each Fund’s Preferred Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer, the Fund will, subject to the terms and conditions of the Offer, purchase all Preferred Shares so tendered. If, in the aggregate, more than 2,000 Preferred Shares of Limited Duration Income Fund (equaling 21% of Preferred Shares), 800 Preferred Shares of Senior Floating-Rate Trust (equaling 21% of Preferred Shares) and 960 Preferred Shares of Senior Income Trust (equaling 39% of Preferred Shares) are duly tendered pursuant to the Offer (and not withdrawn, see “Withdrawal Rights”) and the conditions of each Offer have otherwise been satisfied the Fund will purchase one duly tendered Preferred Shares from each tendering Preferred Shareholders and purchase any additional Preferred Shares from such Shareholder on a pro rata basis thereafter.

In applying the pro ration, the Fund expects to accept one Preferred Share from each tendering Preferred Shareholder and accept any additional Preferred Shares from such Shareholder on a pro rata basis thereafter. In the event the pro ration results in a fractional amount of Preferred Shares tendered by one or more shareholders, the Fund reserves the right, and expects, to round the number of Preferred Shares tendered by the shareholder to be purchased by the Fund to the closest full Preferred Share. No Offer will have any special pro ration provision for odd-lot tenders, which means that all odd-lot tenders (tenders of fewer than 100 Preferred Shares) are subject to pro ration, as described above. See “The Offers – Price Range of Preferred Shares; Dividends”.

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Under no circumstances will dividends accrue on Preferred Shares that have been tendered and not withdrawn after the Tender Payment Date or interest be paid by the Fund or Depositary on the tender price for tendered Preferred Shares, regardless of any extension of or amendment to an Offer or any delay in paying for such Preferred Shares.

Each Fund’s Offer is being made to all its Preferred Shareholders. Limited Duration Income Fund will purchase up to 19% of its outstanding Preferred Shares, Senior Floating-Rate Trust will purchase up to 21% of its outstanding Preferred Shares and Senior Income Trust will purchase up to 39% of its outstanding Preferred Shares, validly tendered and not withdrawn prior to the Expiration Date (as defined below), subject to the satisfaction or waiver of all conditions described in the section “The Offers – Conditions to the Offers” of this Offer to Purchase.

With respect to each Fund’s Offer, “Expiration Date” means 5:00 p.m., Eastern time, on September 14, 2018, unless the applicable Fund extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

Except as described herein, withdrawal rights expire on the Expiration Date. No Fund currently contemplates extending its Offer except to the extent a Fund deems it advisable in connection with the timing of the closing of its amended credit facility, if applicable.

When considering whether to tender Preferred Shares, Preferred Shareholders should be aware that the payment received pursuant to each Offer will be less than the amount that Preferred Shareholders would be entitled to receive upon a redemption of such Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the applicable Fund.

Senior Floating-Rate Trust and Senior Income Trust’s Offers are conditioned upon an increase to the applicable Fund’s existing credit facility. Each Fund’s Offer is also subject to certain other conditions as described in “The Offers – Conditions to the Offers”.

Each Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which its Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:30 a.m., Eastern time, on the next business day after the initially scheduled Expiration Date. There can be no assurance, however, that a Fund will exercise its right to extend its Offer. If a Fund decides, in its sole discretion, to decrease the number of Preferred Shares being sought and, at the time that notice of such decrease is first published, sent or given to Preferred Shareholders in the manner specified below, its Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, its Offer will be extended at least until the end of such ten (10) business day period. During any extension, all Preferred Shares previously tendered and not withdrawn will remain subject to its Offer, subject to the right of a tendering Preferred Shareholder to withdraw his or her Preferred Shares.

If a Fund makes a material change in the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, that Fund will extend its Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Preferred Shares previously tendered and not withdrawn will remain subject to such Fund’s Offer, subject to the right of a tendering Preferred Shareholder to withdraw his or her Preferred Shares.

Subject to the terms and conditions of a Fund’s Offer, the Fund will pay the consideration offered promptly or return the tendered securities promptly after the termination or withdrawal of its Offer. Any extension, delay or termination will be followed as promptly as practicable by public

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announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:30 a.m., Eastern time, on the next business day after the initially scheduled Expiration Date.

Tendering Preferred Shareholders will not be obligated to pay transfer taxes on the purchase of Preferred Shares by a Fund, except as set forth below. If payment of the purchase price is to be made to, or Preferred Shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Preferred Shares to a Fund pursuant to its Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

As of July 31, 2018, each Fund had the following Preferred Shares outstanding.

Fund	Series	Cusip	Outstanding Preferred Shares
Limited Duration Income Fund	A	27828H204	2,133
Limited Duration Income Fund	B	27828H303	2,133
Limited Duration Income Fund	C	27828H402	2,133
Limited Duration Income Fund	D	27828H501	2,133
Limited Duration Income Fund	E	27828H600	2,133
Senior Floating-Rate Trust	A	27828Q204	959
Senior Floating-Rate Trust	B	27828Q303	959
Senior Floating-Rate Trust	C	27828Q402	959
Senior Floating-Rate Trust	D	27828Q501	959
Senior Income Trust	A	27826S202	1,232
Senior Income Trust	B	27826S301	1,232

As of July 31, 2018, the Trustees and officers of each Fund did not beneficially own any Preferred Shares; accordingly, no Trustees or officers of a Fund will tender any Preferred Shares pursuant to its Offer.

2.	Extension of Tender Period; Termination; Amendment

Each Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which its Offer is pending by making a public announcement thereof. In the event that a Fund so elects to extend the tender period, the Fund does not expect the Per Share Amount of the Offer to change. During any such extension, all Preferred Shares previously tendered and not purchased or withdrawn will remain subject to the applicable Offer, including any conditions to the Offer. Each Fund also reserves the right, at any time and from time to time, to (a) terminate its Offer and not to purchase or pay for any Preferred Shares or, subject to applicable law, postpone payment for Preferred Shares upon the occurrence or non-occurrence of any of the conditions specified in the section “The Offers – Conditions to the Offers” of this Offer to Purchase; and (b) amend its Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. Eastern time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Preferred Shares tendered as of that date. Without limiting the manner in which a Fund may choose to make a public announcement of extension,

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termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If a Fund materially changes the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, that Fund will extend its Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) a Fund increases or decreases the price to be paid for Preferred Shares, or the Fund decreases the number of Preferred Shares being sought and (ii) its Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, its Offer will be extended at least until the expiration of such period of ten (10) business days.

3.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of its Offer, a Fund will accept for payment, and will pay cash for, Preferred Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section “The Offers – Withdrawal Rights” of this Offer to Purchase, subject to the satisfaction or waiver of all conditions to its Offer. Each Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Preferred Shares pending receipt of any regulatory or governmental approvals of its Offer as described under the caption “The Offers – Plans or Proposals of the Funds; Regulatory Approvals”. For a description of each Fund’s right to terminate its Offer and not accept for payment or pay for Preferred Shares or to delay acceptance for payment or payment for Preferred Shares, see “The Offers – Extension of Tender Period; Termination; Amendment”.

For purposes of its Offer, each Fund shall be deemed to have accepted for payment tendered Preferred Shares when that Fund gives oral or written notice of its acceptance to the Depositary. Each Fund will pay for Preferred Shares accepted for payment pursuant to its Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from a Fund and transmitting such payments to you. In all cases, payment for Preferred Shares accepted for payment pursuant to an Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offers – Procedure for Tendering Preferred Shares”), a properly completed Agent’s Message (as defined below) and any other required documents. Accordingly, payment may be made by the Depositary to tendering Preferred Shareholders at different times if delivery of the Preferred Shares and other required documents occurs at different times. For a description of the procedure for tendering Preferred Shares pursuant to an Offer, see “The Offers – Procedure for Tendering Preferred Shares”. Pursuant to an Offer, Preferred Shares that have been tendered and accepted for payment by a Fund will constitute authorized but unissued Preferred Shares.

Under no circumstances will a Fund pay interest on the consideration paid for Preferred Shares pursuant to its Offer, regardless of any delay by the Depositary in making such payment. If a Fund increases the consideration to be paid for Preferred Shares pursuant to its Offer, that Fund will pay such increased consideration for all Preferred Shares purchased pursuant to its Offer.

If any Preferred Shares tendered to a Fund are not purchased pursuant to an Offer for any reason, such unpurchased or untendered Preferred Shares will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other

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persons at your discretion, as promptly as practicable following the Expiration Date or termination of that Offer.

If a Fund is delayed in its acceptance for payment of, or in its payment for Preferred Shares, or is unable to accept for payment or pay for Preferred Shares pursuant to its Offer for any reason, then, without prejudice to that Fund’s rights under its Offer, the Depositary may, on behalf of that Fund, retain tendered Preferred Shares, and such Preferred Shares may not be withdrawn, unless and except to the extent tendering Preferred Shareholders are entitled to withdrawal rights as described in the section “The Offers – Withdrawal Rights” of this Offer to Purchase.

The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 92% of the liquidation preference of $25,000 per share (or $23,000 per share), plus any unpaid dividends accrued prior to the Tender Payment Date.

If you own Preferred Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

4.	Procedure for Tendering Preferred Shares

To tender Preferred Shares pursuant to an Offer, a Preferred Shareholder (or its Nominee Holder) must comply with either (i) The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of such Preferred Shares pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company through ATOP along with an Agent’s Message (as defined below)) by the Expiration Date, or (ii) the guaranteed delivery procedure described below.

Preferred Shareholders whose Preferred Shares are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Preferred Shares. Such Preferred Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Preferred Shares, and deliver any required materials, before the Expiration Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Preferred Shares and to deliver any required materials to them in order to tender your Preferred Shares.

Participants in the ATOP program must electronically transmit their acceptance of the exchange by causing The Depository Trust Company to transfer the Preferred Shares to the Depositary in accordance with ATOP procedures for transfer. The Depository Trust Company will then send an Agent’s Message (as defined below) to the Depositary.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Preferred Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of each Offer promptly after the date of these Offers, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Preferred Shares may be effected through book-entry transfer, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to,

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and received by, the Depositary and forming a part of a book-entry confirmation which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the Preferred Shareholder in its ATOP that the Preferred Shareholder is tendering the Preferred Shares that are the subject of such book-entry confirmation, (2) the Preferred Shareholder has received, and agrees to be bound by, the terms of the Offer and (3) a Fund may enforce such agreement against such Preferred Shareholder. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering Preferred Shareholder that the representations described in this Offer are true and correct.

Guaranteed Delivery. If you wish to tender Preferred Shares pursuant to the Offer and cannot deliver such Preferred Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Preferred Shares if all of the following conditions are met:

(i)       for Preferred Shares held in street name by your broker or other Nominee Holder, such tender is made by or through an Eligible Institution[1];

(ii)       a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Expiration Date; and

(iii)       a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal and, for Preferred Shares held in street name by your broker or other Nominee Holder, confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three NYSE American, LLC trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Preferred Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Tax Withholding. Under the federal income tax law, the Depositary will be required to withhold 24% of the gross proceeds otherwise payable to an individual or certain non-corporate Preferred Shareholder pursuant to an Offer unless the Preferred Shareholder provides the Depositary with a correct taxpayer identification number and certifies that the Preferred Shareholder is not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding and Reporting) prior to receipt of any payment in order to avoid income tax withheld at the rate of 30% (or lower treaty rate).

1 An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP).

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Validity. Each Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Preferred Shares, and its determination shall be final and binding. Each Fund reserves the absolute right to reject any or all tenders of Preferred Shares that the Fund determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. Each Fund also reserves the absolute right to waive any defect or irregularity in any tender of Preferred Shares. Each Fund’s interpretation of the terms and conditions of its Offer will be final and binding. None of the Funds, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The tender of Preferred Shares pursuant to any one of the procedures described above will constitute your acceptance of a Fund’s Offer, as well as your representation and warranty that (i) you own the Preferred Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Preferred Shares complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Preferred Shares tendered, as specified in the Letter of Transmittal or otherwise. Each Fund’s acceptance for payment of Preferred Shares tendered by you pursuant to its Offer will constitute a binding agreement between that Fund and you with respect to such Preferred Shares, upon the terms and subject to the conditions of its Offer.

By making the book-entry transfer of Preferred Shares as described above, subject to, and effective upon, acceptance for payment of the Preferred Shares tendered in accordance with the terms and subject to the conditions of an Offer, in consideration of the acceptance for payment of such Preferred Shares in accordance with the terms of the Offer, the tendering Preferred Shareholder shall be deemed to sell, assign and transfer to, or upon the order of, the applicable Fund all right, title and interest in and to all the Preferred Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Tender Payment Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering Preferred Shareholder with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Preferred Shareholder, of the purchase price; (b) present such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Preferred Shareholder with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Preferred Shareholder (and, if given, will not be effective).

By making the book-entry transfer of Preferred Shares as described above, and in accordance with the terms and conditions of an Offer, the tendering Preferred Shareholder also shall be deemed to represent and warrant that: (a) the tendering Preferred Shareholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Tender Payment Date); (b) when and to the extent the applicable Fund accepts the Preferred Shares

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for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Preferred Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Tender Payment Date); and (d) the tendering Preferred Shareholder has read the Offer Documents and agrees to all of the terms of the Offer.

5.       Withdrawal Rights

You may withdraw tenders of Preferred Shares made pursuant to an Offer at any time prior to the Expiration Date. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares. Each Fund will accept tendered Preferred Shares only if all the conditions of the Offer with respect to such Fund are satisfied or waived by the Fund. Payment by each Fund for tendered Preferred Shares will be made promptly after the satisfaction or waiver of all conditions. If a Fund is delayed in accepting for payment or paying for Preferred Shares pursuant to its Offer for any reason, then, without prejudice to its rights under its Offer, the Depositary may, on the applicable Fund’s behalf, retain all Preferred Shares tendered as of the Expiration Date, and such Preferred Shares may not be withdrawn except as otherwise provided in this section. After the Expiration Date, you will have no right to withdraw your Preferred Shares tendered to a Fund even if the Fund is delayed in accepting for payment or paying for Preferred Shares for any reason, including because the conditions to the Offer have not been met.

If you are the registered holder of your Preferred Shares, to withdraw tendered Preferred Shares a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the Preferred Shares must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Preferred Shares to be withdrawn and the number of Preferred Shares to be withdrawn and the name of the registered holder of Preferred Shares, if different from that of the person who tendered such Preferred Shares. If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Preferred Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Shares. Such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares. Withdrawals may not be rescinded, and Preferred Shares withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Preferred Shares may be re-tendered by again following one of the procedures described in “The Offers – Procedure for Tendering Preferred Shares” at any time prior to the Expiration Date. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you must contact that Nominee Holder to withdraw your tendered Preferred Shares.

Each Fund will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and that Fund’s determination shall be final and binding. None of the Funds, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

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The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Preferred Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

6.	Certain Federal Income Tax Consequences

The following is a summary of certain, but not all, federal income tax consequences of an Offer to holders of Preferred Shares whose shares are tendered and accepted for payment pursuant to the Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (“Code”), final, temporary, and proposed Treasury Department regulations thereunder, Internal Revenue Service (“IRS”) pronouncements and judicial decisions, all as in effect as of the date of the Offer and any or all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of federal income taxation that may be relevant to a holder’s particular circumstances or to a holder subject to special treatment under the federal income tax law (such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Preferred Shareholders holding Preferred Shares as part of a conversion transaction or hedge or hedging transaction or as a position in a straddle for tax purposes, and certain U.S. expatriates). In addition, the discussion does not consider the effect of state, local, foreign or other tax laws that may apply to particular holders. The discussion assumes that the Preferred Shares tendered are held as a “capital asset” as defined in Code section 1221. Each Preferred Shareholder should consult its own tax advisor as to the particular federal income tax consequences of participating in an Offer and the applicability and effect of state, local foreign or other tax laws to such Preferred Shareholder.

The tax treatment of a holder that tenders its Preferred Shares in an Offer will depend on whether the Preferred Shareholder’s receipt of cash for those shares pursuant to the Offer is treated as a sale or exchange thereof or instead as a distribution with respect to the Fund’s shares that are actually or constructively owned by the holder.

U.S. Holders. As used herein, the term “U.S. Holder” means any Preferred Shareholder who or that is, for federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation or partnership (or other entity treated as such for those purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to federal income taxation regardless of its source or (4) a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

Characterization of the Sale of Preferred Shares Pursuant to an Offer. The sale of Preferred Shares by a U.S. Holder pursuant to an Offer will be treated as a “distribution in part or full payment in exchange” for that stock for federal income tax purposes only if that distribution (i.e., the receipt of cash on that sale):

1.	is “substantially disproportionate” with respect to the U.S. Holder;
2.	is in “complete redemption” of all of a Fund’s stock owned by the U.S. Holder; or
3.	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

If a U.S. Holder’s sale of Preferred Shares pursuant to an Offer is not treated for federal income tax purposes as such a distribution, it instead will be taxable as a dividend to the U.S. Holder

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to the extent of its allocable share of a Fund’s current and accumulated earnings and profits, as calculated under federal tax principles (“E&P”).

In determining whether any of the above three tests is satisfied, a U.S. Holder must take into account not only stock of the Fund it actually owns, but also stock (including common shares) that it constructively owns within the meaning of Code section 318. Further, contemporaneous dispositions or acquisitions of a Fund’s stock by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

1.            “Substantially Disproportionate”

A Fund’s purchase of Preferred Shares pursuant to its Offer will be substantially disproportionate with respect to a U.S. Holder if the percentage of the Fund’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately after the purchase is less than 80% of the percentage of the Fund’s outstanding voting stock owned by the U.S. Holder determined immediately before the purchase. In no event will a purchase of Preferred Shares be substantially disproportionate with respect to a U.S. Holder that owns 50% or more of the Fund’s combined voting power after the conclusion of the Offer.

2.            “Complete Redemption”

A Fund’s purchase of Preferred Shares pursuant to its Offer will result in a complete redemption of a U.S. Holder’s stock if (i) all of the Fund’s stock actually owned by the U.S. Holder is sold pursuant to the Offer, (ii) all of the Fund’s stock constructively owned by the U.S. Holder is sold pursuant to the Offer or, with respect to stock owned by certain related individuals, the U.S. Holder is entitled to waive and effectively waives, in accordance with Code section 302(c), attribution of the Fund’s stock that otherwise would be considered as constructively owned by the U.S. Holder and (iii) after the Fund’s stock is sold the U.S. Holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund’s stock. U.S. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

3.	“Not Essentially Equivalent to a Dividend”

A Fund’s purchase of Preferred Shares pursuant to its Offer will be treated as not essentially equivalent to a dividend if the reduction in the U.S. Holder’s proportionate interest in the Fund’s stock as a result of the purchase constitutes a “meaningful reduction” of the U.S. Holder’s percentage interest in the Fund. Whether the receipt of cash by a U.S. Holder who sells Preferred Shares pursuant to the Offer will result in such a meaningful reduction will depend upon the U.S. Holder’s particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative stock interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. U.S. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Assuming any of the above three tests is satisfied with respect to a Fund’s purchase of Preferred Shares from a U.S. Holder pursuant to an Offer, the U.S. Holder will recognize gain

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or loss equal to the difference between the amount of cash it receives and its tax basis in the Preferred Shares that are purchased. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Preferred Shares sold were held for more than one year. Capital loss can generally only be used to offset capital gain. Under current law, long-term capital gain of a U.S. individual is subject to a maximum 20% federal income tax rate.

As noted above, if none of the three tests is satisfied with respect to a Fund’s purchase of Preferred Shares from a U.S. Holder pursuant to an Offer, the U.S. Holder will be treated as having received a distribution from a Fund with respect to the U.S. Holder’s stock in an amount equal to the cash it receives pursuant to the Offer. The distribution will likely be treated as a taxable ordinary income dividend, a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of a Fund’s E&P. Current law imposes a maximum 20% federal income tax rate with respect to “qualified dividend income” of U.S. individuals. However, no Fund’s dividends are expected to be treated as qualified dividend income because the Funds do not invest in corporate stock. Thus, all or a portion of any amount that a U.S. Holder receives from a Fund in connection with the Offer that is treated as an ordinary income dividend may not constitute qualified dividend income. Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds a Fund’s E&P will reduce the U.S. Holder’s tax basis in its Preferred Shares until that basis is brought to zero, and then as gain from the sale or exchange of such Preferred Shares. Any basis of a U.S. Holder in Preferred Shares surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of a Fund’s stock. In addition, if a tender of Preferred Shares is treated as a dividend to a tendering Preferred Shareholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Preferred Shareholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender.

Foreign Holders. As used herein, the term “Foreign Holder” means any Preferred Shareholder other than a U.S. Holder. The following discussion does not address the federal income tax consequences to Foreign Holders that beneficially held more than 5% of a Fund’s stock at any time. Except as described below and subject to the discussions below concerning 30% and backup withholding taxes, a Foreign Holder will not be subject to federal income tax on gains realized on the sale of Preferred Shares pursuant to an Offer unless (i) the gain is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

To the extent a portion of the sales proceeds paid pursuant to an Offer is treated as a dividend, it will be subject to a 30% withholding tax (except to the extent such dividend is designated as an interest-related dividend or a short-term capital gain dividend), which a Fund will withhold, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder’s country of residence and the Foreign Holder submits proper evidence on Form W-8BEN, or other applicable form, that such Foreign Holder qualifies for benefits under such treaty. In lieu of the 30% withholding tax, a Foreign Holder will be subject to federal income tax on the portion, if any, of a payment that is treated as a dividend and that is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States. Certain Foreign Holder entities may also be subject to withholding tax at the rate of 30% under the Foreign Account Taxpayer Compliance Act (“FATCA”) unless they have provided the Fund with a duly completed W-8BEN-E (or other applicable type of W-8) certifying their compliance with or exemption from FATCA.

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Foreign Holders are urged to consult their own tax advisors regarding the application of the federal income tax law to them.

Backup Withholding. Payments to U.S. Holders pursuant to an Offer generally will be subject to IRS information reporting requirements. To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number (“TIN”), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain Preferred Shareholders (including, among others, corporations, individual retirement accounts and qualified retirement plans and certain foreign individuals) are exempt from these backup withholding and information reporting requirements. However, if you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding and Reporting) prior to receipt of any payment to avoid withholding.

If the Fund is not provided with the correct TIN or an adequate basis for exemption, you will be subject to backup withholding at a rate of 24% imposed on the gross proceeds otherwise payable to you pursuant to an Offer (regardless of the amount of gain or loss you may realize from the sale of your Preferred Shares). If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

This tax discussion is included for general information only. The tax consequences of the receipt of cash pursuant to an Offer may vary depending on, among other things, the particular circumstances of the tendering Preferred Shareholder. No information is provided as to the state, local, foreign or other tax consequences of an Offer. Preferred Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local, foreign and other tax consequences to them of tendering Preferred Shares under an Offer and the effect of the constructive ownership rules mentioned above.

7.	Price Range of Preferred Shares; Dividends

The Preferred Shares are not listed and do not trade on any securities exchange. Therefore, no trading market for the Preferred Shares has been established outside the auction process and no price history is available.

The terms of each Offer provide that Preferred Shareholders tendering Preferred Shares are entitled to receive all distributions accrued on the Preferred Shares prior to the Tender Payment Date, but not yet paid. Prior to the Tender Payment Date, distributions will be paid on the regularly scheduled distribution payment dates for the Preferred Shares. The amount and frequency of distributions in the future will be set at auction according to the terms of the Preferred Shares or, if an auction fails, at the Maximum Rate described below or as otherwise provided pursuant to the terms of the Preferred Shares.

8.	Certain Information Concerning the Funds

Each Fund’s principal office is located at Two International Place, Boston, MA 02110, telephone: (800) 262-1122.

Selected Financial Information. The following financial statements of the Funds have been included in Annual Reports previously provided to shareholders of each Fund as noted below and are incorporated by reference herein:

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•	The audited financial statements of Limited Duration Income Fund for the period from April 1, 2017 through March 31, 2018 appear in the Fund’s Annual Report for the year ended March 31, 2018.
•	The audited financial statements of Senior Floating-Rate Trust for the period from November 1, 2016 through October 31, 2017 appear in the Fund’s Annual Report for the year ended October 31, 2017.
•	The audited financial statements of Senior Income Trust for the period from July 1, 2016 through June 30, 2017 appear in the Fund’s Annual Report for the year ended June 30, 2017.

Copies of the Annual Reports can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).

Available Information about the Funds. Each Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended, and in accordance therewith files annual reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Each Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. Each Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Except as otherwise stated in its Offer, the information concerning a Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

Agreements Involving the Funds. Eaton Vance Management (the “Adviser” or “EVM”) acts as the investment adviser for each Fund pursuant to an investment advisory agreement. Each Fund also is a party to certain other service agreements. Each Fund has an administrative services agreement with EVM that provides that EVM shall provide each Fund with administrative personnel and services. American Stock & Transfer Trust Company, LLC serves as each Fund’s transfer agent registrar dividend paying agent. Deutsche Bank Trust Company Americas is each Fund’s auction agent for its Preferred Shares. State Street Bank and Trust Company serves as the custodian for each Fund.

9.	Source and Amount of Funds

If 19% of the outstanding Preferred Shares of Limited Duration Income Fund, 21% of the outstanding Preferred Shares of Senior Floating-Rate Trust and 39% of the outstanding Preferred Shares of Senior Income Trust are purchased pursuant to their respective Offers, the estimated cost to each Fund, not including fees and expenses incurred in connection with each Offer, would be as follows, plus any unpaid dividends accrued prior to the Tender Payment Date.

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Fund	Approximate Total Cost[2]
Limited Duration Income Fund	$46,000,000
Senior Floating-Rate Trust	$18,400,000
Senior Income Trust	$22,080,000

Each Fund intends to borrow money under its credit facility and/or use cash on hand to pay the purchase price for Preferred Shares accepted for payment.

Limited Duration Income Fund currently has a credit agreement with State Street Bank and Trust Company (“State Street”) to borrow up to $900 million. Borrowings under the agreement are secured by the assets of the Fund. Interest is charged based on London Interbank Offered Rate (LIBOR) plus an agreed upon rate and is payable monthly. Limited Duration Income Fund is required to maintain certain net asset levels during the term of the agreement. For the six months ended March 31, 2018, the Fund’s average borrowings under the agreement and the average annual interest rate (excluding fees) were $621,489,011 and 2.29%, respectively. Under the terms of the agreement, in effect through December 21, 2018, Limited Duration Income Fund pays a commitment fee of 0.35% on the borrowing limit.

Senior Floating-Rate Trust currently has a credit agreement with State Street to borrow up to $235 million. Borrowings under the agreement are secured by the assets of the Fund. Interest is charged based on LIBOR plus an agreed upon rate and is payable monthly. Senior Floating-Rate Trust is required to maintain certain net asset levels during the term of the agreement. For the six months ended April 30, 2018, the Fund’s average borrowings under the agreement and the average annual interest rate (excluding fees) were $202,863,208 and 1.34%, respectively. Under the terms of the agreement, in effect through March 19, 2019, Senior Floating-Rate Trust pays a commitment fee of 0.15% on the borrowing limit. The State Street credit agreement (as proposed to be amended) would allow Senior Floating-Rate Trust, subject to the terms and conditions therein, to borrow cash from State Street up to a limit of $255,000,000. Otherwise, the terms of the agreement are not anticipated to change. In connection with the amendment of the agreement, Senior Floating-Rate Trust will pay an upfront fee of $10,000.

Senior Income Trust currently has a revolving credit and security agreement with conduit lenders and Citibank, N.A. (“Citibank”) that allow it to borrow up to $100 million. Borrowings under the agreement are secured by the assets of the Fund. Interest is charged based on the conduits’ commercial paper issuance rate plus an agreed upon rate and is payable monthly. Senior Income Trust is required to maintain certain net asset levels during the term of the agreement. For the six months ended June 30, 2018, the average borrowings under the agreement and the average annual interest rate (excluding fees) were $88,110,497 and 1.92%, respectively. Under the terms of the agreement, in effect through March 11, 2019, Senior Income Trust also pays a program fee of 0.67% per annum on its outstanding borrowings to administer the facility and a liquidity fee of 0.15% (0.25% if the outstanding loan amount is less than or equal to 60% of the total facility size) per annum on the borrowing limit under the agreement. The Citibank credit agreement (as proposed to be amended) would allow Senior Income Trust, subject to the terms and conditions therein, to borrow cash from the conduit lenders and Citibank up to a limit of $125,000,000. In connection with the amendment of the agreement, Senior Income

2 These costs do not include the upfront fees of $10,000 for Senior Floating-Rate Trust and $25,000 for Senior Income Trust to increase their respective credit facilities.

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Trust will pay an upfront fee of $25,000. Otherwise, the terms of the agreement are not anticipated to change.

The amendments to Senior Floating-Rate Trust and Senior Income Trust’s credit facilities are subject to customary closing conditions. Neither Fund has any alternative financing arrangements or alternative financing plans for the Offer in the event the amendment fails to close.

10.	Interest of Trustees and Officers; Transactions and Arrangements Concerning the Preferred Shares

The business address of the Trustees and officers of each Fund is Two International Place, Boston, MA 02110. As of July 31, 2018, the Trustees and officers of each Fund did not beneficially own any Preferred Shares.

Based upon each Fund’s records and upon information provided to each Fund by its Trustees and officers, neither the Fund nor, to the best of each Fund’s knowledge, any of the Trustees or officers of the Fund, has effected any transactions in the Preferred Shares, during the sixty-day period prior to the date hereof.

To the best of each Fund’s knowledge, none of each Fund’s officers, Trustees, or affiliates currently intends to tender Preferred Shares, if any, held of record or beneficially by such person for purchase pursuant to any Offer.

To the best of each Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s officers or Trustees, any person controlling the Fund or any officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.	Certain Effects of the Offers

Purchase Price in the Offers is Less than Liquidation Preference. Each Fund’s Per Share Amount reflects an 8% discount to the liquidation preference of $25,000 per share of its Preferred Shares. As a result, Preferred Shareholders who tender their Preferred Shares for purchase by a Fund pursuant to its Offer will realize less than they are entitled to receive upon a liquidation of the Fund (to the extent sufficient assets are available in such liquidation). In addition, in the event a Fund were to effect a redemption of the Preferred Shares pursuant to their terms, the Fund would be required to pay a redemption price equal to 100% of the liquidation preference of the Preferred Shares to be redeemed (plus accrued dividends). Each Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after its Offer, including a redemption of such Preferred Shares. No Fund currently intends to redeem any Preferred Shares that remain outstanding after the Expiration Date and no Fund currently anticipates conducting a future tender offer. Furthermore, no Fund can assure a Preferred Shareholder that the Shareholder will be able to sell its Preferred Shares in the future; the Preferred Shareholder may be forced to hold the Preferred Shares indefinitely or it may have to sell its Preferred Shares at a significant discount to its liquidation preference of $25,000 per share in a secondary transaction.

Risk of a Fund’s Inability to Renew its Credit Facility. The leverage represented by the Preferred Shares is perpetual in that the Preferred Shares have no fixed repayment date and may remain outstanding indefinitely. In contrast, each Fund’s credit facility has a limited term and must be renewed prior to its termination. If a Fund is unable to renew or extend its credit facility or find an alternative to

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the credit facility when it expires, that Fund will be forced to decrease the amount of its leverage (i.e., sell assets and use the proceeds of such sales) to repay its borrowings. Such an event could have negative consequences for the Fund, including requiring it to sell investments at a loss, incur tax consequences to itself or its shareholders, and/or reduce the return to its holders of common shares (“Common Shares”).

Cost of Leverage Could Increase. Each Fund currently employs borrowings under a credit facility and Preferred Shares as leverage. Until the first quarter of 2008, the rate paid on the Preferred Shares was determined pursuant to an auction process but, since the first quarter of 2008, the periodic auctions for the Preferred Shares have failed. As a result, the current rate paid on the Preferred Shares is the “Maximum Rate”, which is calculated by a methodology set forth in the terms of the Preferred Shares. The calculation for determining the Maximum Rate for the Preferred Shares is based on a different methodology than the calculation for determining the cost of borrowing under the credit facilities. The cost of leverage to the Funds resulting from the use of the credit facilities is expected to vary over time and to differ from, and it could exceed, the cost of leverage associated with the Preferred Shares.

Effect on Net Asset Value of Common Shares. To pay the aggregate purchase price of Preferred Shares accepted for payment pursuant to its Offer, each Fund anticipates using the drawdowns from the Fund’s credit facilities.

Preferred Shareholders should note that each Offer is expected to result in accretion to the net asset value of the Common Shares of beneficial interest of each Fund following its Offer, due to the fact that the tender price would represent an 8% discount to the liquidation preference of the Preferred Shares. The price to be paid in each Offer represents a discount to the liquidation preference of $25,000 for each Preferred Share, which is the amount a Preferred Shareholder would be entitled to receive, after payment of a Fund’s liabilities, in the event of a liquidation of the Fund (to the extent sufficient assets are available). In addition, the price to be paid in each Offer represents a discount to the amount payable upon a redemption of the Preferred Shares pursuant to their terms.

Depending on a Fund’s net asset value as of the Expiration Date, and its corresponding asset coverage ratios for its leverage, the Fund may, but does not anticipate a need to, reduce its amount of leverage to some extent depending on the amount of Preferred Shares tendered. If a Fund is required to reduce its leverage amount, it would have a negative impact on income to Common Shareholders.

Each Fund will pay for validly tendered and not withdrawn Preferred Shares after the Expiration Date for its Offer, subject to any required pro ration, as set forth in “The Offers — Terms of the Offers; Expiration Date” and the satisfaction or waiver of all conditions to its Offer, as set forth in “The Offers – Conditions to the Offers”. Accordingly, each Fund anticipates it will promptly pay for validly tendered and not withdrawn Preferred Shares accepted pursuant to its Offer. Because each Fund will not know the number of Preferred Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Preferred Shares. It is not anticipated, but if on or prior to the Expiration Date a Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Preferred Shares tendered, it may extend its Offer to allow additional time to raise sufficient cash or may terminate its Offer.

Lack of Market for Preferred Shares. The actual number of Preferred Shares outstanding subsequent to completion of an Offer will depend on the number of Preferred Shares tendered and purchased in the Offer. Any Preferred Shares not tendered pursuant to an Offer will remain issued and outstanding until repurchased or redeemed by a Fund. Although no Fund has a current plan to do so, if at some future point a Fund were to redeem the Preferred Shares in accordance with their terms, it would be required to pay the full liquidation preference of $25,000 per share plus accrued dividends

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to the date of redemption. As discussed previously, there have not been sufficient clearing bids in recent auctions to effect transfers of the Preferred Shares and there can be no guarantee that there will be future liquidity for the Preferred Shares. In making any decision as to whether to effect a redemption of any Preferred Shares remaining outstanding following the consummation of its Offer, each Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the distribution rate on the Preferred Shares and such other factors as the Fund deems relevant.

Preferred Shares acquired by a Fund pursuant to its Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further action by the shareholders of the Fund (except as required by applicable law or the rules of NYSE American, LLC or any other securities exchange on which the Common Shares may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.

Tax Consequences of Purchase to Preferred Shareholders. Each Fund’s purchase of tendered Preferred Shares pursuant to its Offer will have tax consequences for tendering Preferred Shareholders and may have tax consequences for non-tendering Preferred Shareholders. See “The Offers — Certain Federal Income Tax Consequences”.

12.	Purpose of the Offers

The purpose of each Offer is to provide a benefit to the Fund and its holders of Common Shares and, in doing so, each Offer will provide liquidity for Preferred Shareholders. The Offers are being made in connection with a proposal to replace each Fund’s current leverage represented by the outstanding Preferred Shares with borrowings under the Fund’s credit facility, which in the case of Senior Floating-Rate Trust and Senior Income Trust is conditioned upon an increase in such facility. Each Fund issued the Preferred Shares for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objective. Through the use of leverage, each Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the Common Shareholders by earning a rate of portfolio return (which includes the return earned on investments made with the proceeds from leverage) that exceeds the leverage costs over the long term.

Under market conditions as they existed prior to the first quarter of 2008, distribution rates on the Preferred Shares for each rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Shares, and holders of Preferred Shares, who sought to sell their Preferred Shares. The terms of the Preferred Shares generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the distribution payment rate over the next distribution period is set at the Maximum Rate and holders will continue to hold their Preferred Shares. As a result, in a failed auction, holders of Preferred Shares who desire to sell their Preferred Shares are unable to do so. A failed auction is not a default under the terms of the Preferred Shares. In the case of a failed auction, a Fund continues to pay distributions on Preferred Shares, but at the Maximum Rate specified in its By-laws rather than at a market clearing rate.

Consistent with patterns in the broader market for auction rate securities, beginning in the first quarter of 2008, each auction of the Preferred Shares has failed to establish a market clearing rate, the Maximum Rate has been triggered and holders attempting to sell their Preferred Shares through such auctions have been unsuccessful.

The markets for auction rate securities, including the Preferred Shares, continue not to function normally, and each Fund believes that such markets are unlikely to return to normal functioning in the

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foreseeable future. Each Fund also believes that no well-established secondary market for auction rate securities exists today.

In light of the continued auction failures and the general market conditions for auction preferred securities, the Adviser evaluated alternative leverage solutions that it believes would be in the best interests of the holders of Common Shares and the Fund as a whole and also provide liquidity for the holders of the Preferred Shares. In June 2018, the Board of Trustees of each Fund approved a proposal presented by the Adviser to refinance the Fund’s current leverage by conducting the Offer for the Preferred Shares at a price reflecting a discount to liquidation preference and replacing the Preferred Shares with borrowings on the Fund’s credit facility. See “The Offers – “Source and Amount of Funds”. Each Fund is conducting its Offer to provide a benefit to the Fund and its holders of Common Shares. The Offer also will provide liquidity to holders of Preferred Shares.

No recommendation by any Fund, its Board or the Adviser is being made to any Preferred Shareholder as to whether to tender or refrain from tendering any or all of such Shareholder’s Preferred Shares and has not authorized any person to make any such recommendation. Preferred Shareholders are urged to evaluate carefully all information about the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Preferred Shares and, if so, how many Preferred Shares to tender.

13.	Conditions to the Offers

Notwithstanding any other provision of each Offer, unless waived by the Board, each Fund will not accept tenders or effect repurchases of such Fund’s Preferred Shares if: (1) Senior Floating-Rate Trust or Senior Income Trust is unable to close on, on terms acceptable to it, an amendment to its existing credit facility; (2) such transactions, if consummated, would (a) result in delisting of the Fund’s Common Shares from the NYSE American, LLC; (b) impair the Fund’s status as a regulated investment company under the Code; or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (3) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the Offer; (b) challenges the acquisition by the Fund of Preferred Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer; (c) seeks to obtain any material amount of damages in connection with the Offer; or (d) otherwise directly or indirectly adversely affects the Offer or the Fund; (4) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE American, LLC or other national securities exchange(s) (including NASDAQ); (b) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State; (c) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions; (d) outbreak, escalation or commencement of war, armed hostilities or other international or national calamity or crisis directly or indirectly involving the United States, the effect of which on financial markets is such as to make it, in the good faith judgment of the Board, impractical or inadvisable to proceed with the Offer; or (e) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund if tendered Preferred Shares were purchased; or (5) the Board determines that effecting any such transaction would not be in the best interest of the Fund or its shareholders.

Other Matters. In order to facilitate each Offer and any auctions for Preferred Shares that may remain outstanding after the Offer is completed, if you own Preferred Shares through a broker or other Nominee Holder, your broker or other Nominee Holder is required to submit your tender separate from any other tender it may submit in response to the Offer and it may not combine your tender

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with any tender it submits on behalf of other Preferred Shareholders. The Nominee Holder is also required to provide the Depositary additional contact information for its Auction Department, or whoever at your broker or other Nominee Holder submits auction instructions for the Preferred Shares on its behalf. If your broker or other Nominee Holder is unable to provide this contact information, each Fund, in its sole discretion, may waive this requirement.

Each Fund reserves the right, at any time during the pendency of its Offer, to terminate, extend or amend its Offer in any respect. If a Fund determines to terminate or amend its Offer or to postpone the acceptance for payment of or payment for Preferred Shares tendered, it will, to the extent necessary, extend the period of time during which its Offer is open as provided in the section “The Offers – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, each Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend its Offer period as provided in the section “The Offers – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of each Fund and may be asserted by each Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by a Fund, in whole or in part, at any time and from time to time, before the Tender Payment Date, in its sole discretion. A Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by a Fund concerning the events described above will be final and binding on all parties.

14.	Plans or Proposals of the Funds; Regulatory Approvals

Except to the extent described herein, each Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business, except as resulting from its Offer, any other tender offer that may be contemplated in the future or otherwise set forth herein); any material changes in the Fund’s present capitalization (except as resulting from its Offer, any other tender offer that may be contemplated in the future or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

Except as described in this Offer to Purchase, each Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Preferred Shares as contemplated by its Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Preferred Shares as contemplated by the Offer. Should any such approval or other action be required, each Fund currently contemplates that it will seek approval or other action will be sought. No Fund can predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. Each Fund’s obligation to accept for payment and pay for Preferred Shares under its Offer is subject to various conditions. See “The Offers – Conditions to the Offers”.

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15.	Fees and Expenses

Each Fund has retained AST Fund Solutions LLC to act as the Information Agent and American Stock Transfer & Trust Company LLC as the Depositary in connection with its Offer. The Information Agent may contact holders of Preferred Shares by mail, telephone, email and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

No Fund will pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Preferred Shares pursuant to its Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the applicable Fund(s) for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Funds, the Information Agent, or the Depositary for purposes of the Offers.

16.	Miscellaneous

No Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, each Fund may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Preferred Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of a Fund not contained in the Offer Documents and, if given or made, such information or representation must not be relied upon as having been authorized.

Each Fund has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to each Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in “The Offers – Certain Information Concerning the Funds” of the Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

Eaton Vance Limited Duration Income Fund

Eaton Vance Senior Floating-Rate Trust

Eaton Vance Senior Income Trust

August 16, 2018

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Any required documents should be sent to the Depositary at the address set forth below. If you have questions or need additional copies of the Offer to Purchase or the Letter of Transmittal, you can contact the Information Agent at its address or relevant telephone number set forth below. You may also contact your broker or other Nominee Holder for assistance concerning the Offer.

The Depositary for each Offer is:

American Stock Transfer & Trust Company LLC

Delivery by First Class Mail, By Registered, Certified or Express Mail, by Overnight Courier, and by Hand Should Be Directed To:

6201 15th Avenue

Brooklyn, NY 11219

The Information Agent for each Offer is:

AST Fund Solutions LLC

48 Wall Street

New York, NY 10005

Toll Free: (866) 207-2356